UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 11, 2009

__________________________________________

Lakeland Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2009, Michael E. Cirenza resigned from the Board of Directors (the “Board”) of Lakeland Industries, Inc., effective immediately. Mr. Cirenza regretfully submitted his resignation due to firm’s policy that partners cannot sit on the Board of public companies. Mr. Cirenza’s resignation was not the result of any disagreement with the Company’s management. Mr. Cirenza served as the Chairman of the Audit Committee of the Board and as the Company’s Audit Committee Financial Expert. With Mr. Cirenza’s resignation, the Board is comprised of 6 members, 4 of whom are “independent”. Mr. John Kreft, a current member of the Audit Committee has been designated as the Chairman of the Audit Committee of the Board. The Board determined that Mr. Kreft, based on his background and experience, has the requisite attributes of an “Audit Committee Financial Expert” as defined by the U.S. Securities and Exchange Commission. Mr. Kreft has an MBA in finance from The Wharton School of Business, 3 ½ years experience with two “Big 4” accounting firms, 17 years of investment banking/underwriting/advisory services with several brokerage firms such as Credit Swiss and Alex Brown and 3 years as CEO of a NASD broker dealer. Mr. Kreft has successfully passed the examinations and has held at various times 5 levels of security licenses including General Securities Principal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

Date February 11, 2009	/s/ Christopher J. Ryan
Christopher J. Ryan
President & CEO